Exhibit 99.1

Contact: Provectus Biopharmaceuticals, Inc. Peter R. Culpepper, CFO, COO Phone: 866-594-5999 #30	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, SVP – Investor Relations Phone: 212-564-4700 Bill Gordon – Media Relations Phone: 212-724-6312

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS’S NOVEL SYNTHESIS PATENT APPLICATION

ALLOWED BY EUROPEAN PATENT OFFICE, PATENT ISSUED BY JAPAN

KNOXVILLE, TN, May 5, 2015 — Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, http://www.pvct.com), a clinical-stage oncology and dermatology biopharmaceutical company (“Provectus” or the “Company”), announced that it has received notification of allowance from the European Patent Office for its patent application protecting the synthetic process used to produce the small molecule Rose Bengal, the active pharmaceutical ingredient (API) in PV-10, the Company’s lead oncology drug candidate. At the same time, the Japanese Patent Office has issued a patent for the same intellectual property.

The pending European patent and issued Japanese patent cover the same process as the one granted by the US Patent Office in September 2013, as U.S. Patent 8,530,675, “Process for the Synthesis of 4,5,6,7-tetrachloro-3’,6’-dihydroxy-2’,4’,5’,7’-tetraiodo-3H-spiro[isobenzofuran-1,9-xanthen]-3-one (Rose Bengal) and Related Xanthenes.” The application details a new process for the manufacture of Rose Bengal and related iodinated xanthenes in high purity. The allowed claims cover the process under which pharmaceutical grade Rose Bengal and related xanthenes are produced, reducing the formation of certain previously unknown transhalogenated impurities that occur in commercial grade Rose Bengal in uncontrolled amounts. The requirement to identify and control related substances is in accordance with International Conference on Harmonisation (ICH) guidelines for manufacture of API suitable for phase 3 clinical trial investigational product and for commercial pharmaceutical use. Once issued, the European patent is expected to provide protection for Rose Bengal API to 2031 and covers any hypothetical process that controls the amount of transhalogenated impurities in Rose Bengal through the awarded Jepson style claims.

Eric Wachter, CTO of Provectus, stated, “The allowance of the European patent and the issuance of its Japanese equivalent further the protection of our novel synthesis process for the manufacture of Rose Bengal. We already are protected in the US market, and the Chinese Patent Office notified us of its allowance in January 2015, safeguarding PV-10 in China.

“With our patient enrollment now open for our phase 3 clinical trial investigating intralesional PV-10 as a potential treatment for melanoma, Provectus is determined to ensure that we maximize shareholder value by building the strongest intellectual property protections into our portfolio as possible. We believe that these patents will further strengthen our Company’s position for not only PV-10 in melanoma, but also its potential value as a treatment for other indications.”

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials, including its current phase 3 study in melanoma, can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014) and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the fully enrolled phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);

•	our determination whether to license PV-10, our melanoma drug product candidate, and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;

•	our ability to license our dermatology drug product candidate, PH-10, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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